Exhibit 99.1

TENNECO PROVIDES INFORMATION ON VOLKSWAGEN BUSINESS IN NORTH AMERICA

Lake Forest, Illinois, September 21, 2015 – In response to Volkswagen’s announcement today to temporarily halt the sale of diesel vehicles in the United States, Tenneco Inc. (NYSE: TEN) confirmed that the company supplies VW’s MQB platform globally, which includes the Jetta, Beetle and Golf in North America. In North America, Tenneco supplies emissions control components on the gasoline engine version of these vehicles, and mufflers and tailpipes on the vehicles with diesel engines. Tenneco does not supply hot-end emissions control components on these diesel engines. Based on 2014 revenue, Tenneco’s revenue from its VW diesel engine business in North America was approximately $7 million.

Globally, Tenneco’s revenue from the MQB platform was approximately $310 million in 2014 including clean air and ride performance components.

Tenneco is an $8.4 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 29,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive, commercial truck and off-highway original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

Contacts:
Bill Dawson	Linae Golla
Media inquiries	Investor inquires
847 482-5807	847 482-5162
bdawson@tenneco.com	lgolla@tenneco.com